Earl O. Bradley, III
Phone: 931-552-6176

Bonita H. Spiegl
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
REPORTS FIRST QUARTER 2012 RESULTS

Clarksville, Tennessee.  May 11, 2012.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank (the “Bank”), today announced its results of operations for the three months ended March 31, 2012.  The Company’s net income for the three months ended March 31, 2012 was $925,000 compared to $358,000 for the same period in 2011.  Basic earnings per share for the three months ended March 31, 2012 was $0.23 compared to $0.09 for the three months ended March 31, 2011.  Diluted earnings per share for the three months ended March 31, 2012 amounted to $0.22 compared to $0.08 for the three months ended March 31, 2011.

Results for the first quarter of 2012 were positively impacted by a gain of $474,000 ($293,000 after tax) on the sale of certain investment securities classified as available-for-sale related to investments in pooled trust preferred securities (“PreTSLs”).  Excluding the effect of these investment gains, adjusted net income would have been approximately $451,000 for the quarter ended March 31, 2012.  Adjusted basic and diluted earnings per share would have each been approximately $0.11 for the three months ended March 31, 2012.  (See reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share, both non-GAAP measures, later in this release.)

“Our core earnings for the first quarter are an indication that we are on the right track and that we are making good progress in a very competitive market," said Earl O. Bradley, III, Chief Executive Officer of the Company.   “Our goal is to stay focused as we endeavor to deliver the best service and value to our customers and to all of our shareholders,” Bradley continued. “We have maintained a solid capital foundation which places First Advantage in a unique position of strength versus many of our peers. With our strong capital and a solid operating base, we stand ready to capitalize on opportunities as they become available."

Capital

The Bank continues to maintain its favorable capital position and is categorized as “well-capitalized” by regulatory standards.  At March 31, 2012, the Bank’s total risk-based capital and tier one capital to risk-weighted assets ratios were 20.39% and 19.14%, respectively, and its tier one capital to adjusted total assets ratio was 14.43%.  The minimum ratios required to be categorized as “well capitalized” by regulatory standards are 10.00% for total risk-based capital, 6.00% for tier one capital to risk-weighted assets and 5.00% for tier one capital to adjusted total assets.

Dividend Declared

As previously announced on April 18, 2012, the Board of Directors of the Company declared a quarterly cash dividend of $0.05 per common share. The dividend is payable on or about May 18, 2012 to stockholders of record as of the close of business on May 2, 2012.

Net Interest Income

Net interest income increased $326,000, or 9.8%, to $3.7 million for the three months ended March 31, 2012 compared to $3.3 million for the three months ended March 31, 2011, due to an increase of $186,000, or 4.3% in interest and dividend income and reduced interest expense of $140,000, or 13.6% for the quarter ended March 31, 2012.  The increase in interest and dividend income was primarily related to an increase in loan income which grew $302,000, or 8.6%, to $3.8 million for the period ended March 31, 2012.  The decrease in interest expense for the three month period ended March 31, 2012 was primarily driven by lower rates paid to customers on interest-bearing deposits as higher rate, fixed term deposits matured and as market rates declined on interest-bearing transaction accounts.  The net interest margin was 4.32% for the three months ended March 31, 2012 compared to 4.18% for the three months ended March 31, 2011.

The average balances of interest earning assets increased to $341.6 million for the three months ended March 31, 2012 compared to $324.3 million for the same period in 2011, as the average rate earned on these assets decreased by ten basis points for the same comparable periods.  The average loan balances increased by 9.2% in the three month period ended March 31, 2012 compared to the three month period ended March 31, 2011. The average balances of investments available-for-sale decreased by 2.8%, to $69.7 million, as the average rate earned on these assets decreased by fifty-seven basis points, for the same comparable periods, due to calls and maturities of high interest securities, of which, funds were reinvested in similar securities with lower yields and accelerated prepayments on mortgage backed securities due to falling interest rates.

Credit Quality

The Company recorded a provision for loan losses of $227,000 for the three months ended March 31, 2012 compared to a provision of $255,000 for the three months ended March 31, 2011.   The Bank continues to closely monitor asset quality and believes the allowance for loan losses at March 31, 2012 adequately reserved for any potential losses inherent in the loan portfolio at that date.

Non-performing assets totaled $4.2 million, or 1.15% of total assets, at March 31, 2012 compared to $3.6 million, or 1.05% of total assets, at March 31, 2011.   Non-performing loans totaled $2.6 million, or 1.01% of total loans, at March 31, 2012 compared to $2.8 million, or 1.06% of total loans, at December 31, 2011.  Non-performing loans are primarily non-accrual loans and accruing loans more than 90 days past due.  There was a 48.9% increase in the level of classified assets from $9.3 million at March 31, 2011 to $13.9 million at March 31, 2012 primarily related to the land and multi-family/nonresidential loan portfolios.  Classified assets are primarily loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.

Troubled debt restructurings ("TDRs") totaled $426,000 at March 31, 2012.  All of these TDRs, which consist of four loans, were performing at March 31, 2012. This compares to total TDRs at March 31, 2011 of $178,000, which was comprised of one performing loan.

Non-Interest Income and Non-Interest Expense

Total non-interest income increased by $465,000, or 80.3%, to $1.0 million for the three months ended March 31, 2012 compared to $579,000 for the three months ended March 31, 2011.  The increase in total non-interest income for the three months ended March 31, 2012 was primary due to a net realized gain of $474,000 on the sale of investment securities classified as available-for-sale related to investments in pooled trust preferred securities.

Total non-interest expense decreased $161,000, or 5.2%, to $3.0 million for the three months ended March 31, 2012 as compared to the same period in 2011.  This decrease was primarily due to a decline in salaries and employee benefits, which decreased $190,000, or 11.0%, to $1.5 million for the three months ended March 31, 2012 and equipment expense, which decreased $25,000, or 13.4%, to $162,000 for the three months ended March 31, 2012.  This decrease in non-interest expense was partially offset by an increase in data processing fees of $38,000, or 17.0%, to $261,000 for the three month period ended March 31, 2012 and an increase in supplies and communication expense of $20,000, or 27.8%, to $92,000 for the three months ended March 31, 2012.

The provision for income taxes for the three months ended March 31, 2012 was $603,000 resulting in an increase of $413,000 from the comparable three month period ended March 31, 2011.  The increase in income tax expense is primarily related to higher taxable income for the first quarter of 2012.

Selected Balance Sheet Data

Total assets were $366.5 million at March 31, 2012 compared to $341.7 million at March 31, 2011, an increase of $24.8 million or 7.3%.  Total loans were $261.5 million at March 31, 2012, an increase of $18.5 million, or 7.6%, compared to March 31, 2011.  Total liabilities were $300.5 million at March 31, 2012 compared to $274.5 million at March 31, 2011, an increase of $26.1 million or 9.5%.  Total deposits at March 31, 2012 were $242.6 million, an increase of $23.6 million or 10.8% compared to March 31, 2011.

Total stockholders’ equity was $66.0 million at March 31, 2012 compared to $67.2 million at March 31, 2011.   The average common shareholder’s equity to average assets decreased slightly to 18.60% for the three months ended March 31, 2012 compared to 19.72% for the three months ended March 31, 2011.

About First Advantage Bancorp

Opened in 1954, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Advantage Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstadvantagebanking.com.  First Advantage Bancorp’s common stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Information Regarding Non-GAAP Financial Information

First Advantage Bancorp
Unauditied Reconciliation of Net Income to Adjusted Net Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net income, as reported in accordance with GAAP	$925	$358

(Gain) on sale of PreTSL securities,	(474)	-
net of tax benefit

Adjusted earnings	451	358

Basic earnings per common share	0.23	0.09

(Gain) on sale of PreTSL securities,	(0.12)	-
net of tax benefit

Adjusted basic earnings per common share	0.11	0.09

Diluted earnings per common share	0.22	0.08

(Gain) on sale of PreTSL securities,	(0.11)	-
net of tax benefit

Adjusted diluted earnings per common share	$0.11	$0.08

“Adjusted net income” is a non-GAAP financial measure.  The Company believes that presentation of adjusted net income provides useful information to investors regarding the Company’s financial condition and results of operations because the non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook.  Management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of our business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods.  Our reference to these non-GAAP measures should not be considered  a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

FIRST ADVANTAGE BANCORP
SELECTED FINANCIAL DATA
(Unaudited-Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		December 31,
SELECTED FINANCIAL CONDITION DATA:	2012	2011	2011

END OF PERIOD BALANCES
Assets	$366,500	$341,688	$366,149
Available-for-sale securities, at fair value	70,165	69,004	70,279
Loans, gross	261,481	242,999	263,850
Allowance for loan losses	4,314	3,911	4,316
Deposits	242,613	218,999	232,584
FHLB advances and other borrowings	55,949	53,425	62,676
Common shareholders' equity	65,956	67,214	66,475

AVERAGE BALANCES
Assets	$358,087	$339,787	$347,104
Earning assets	341,565	324,312	331,284
Investment securities	69,745	71,770	70,165
Other investments	10,411	13,244	17,397
Loans, gross	261,409	239,298	243,722
Deposits	232,178	217,871	222,670
FHLB advances and other borrowings	57,254	52,852	54,223
Common shareholders' equity	66,618	67,003	67,382

SELECTED OPERATING RESULTS
Interest and dividend income	$4,556	$4,370	$17,655
Interest expense	889	1,029	3,903
Net interest income	3,667	3,341	13,752
Provision for loan losses	227	255	967
Net interest income after provision for loan losses	3,440	3,086	12,785
Noninterest income	570	579	2,497
Gain on sale of securities available-for-sale	474	-	25
Noninterest expense	2,956	3,117	12,286
Income before income tax expense	1,528	548	3,021
Income tax expense	603	190	1,121
Net income	$925	$358	$1,900
Basic net income per common share	$0.23	0.09	0.47
Diluted net income per common share	0.22	0.08	0.44
Dividends paid per common share	0.05	0.05	0.20
Book value per common share	16.74	16.36	16.46
Common shares outstanding	3,939,460	4,107,361	4,038,260
Basic weighted average common shares outstanding	3,998,329	4,107,813	4,075,562
Diluted weighted average common shares outstanding	4,236,410	4,260,723	4,352,781

SELECTED ASSET QUALITY DATA
Net charge-offs	$229	$(7)	$300
Classified assets	13,885	9,325	11,485
Nonperforming loans	2,642	3,463	2,788
Nonperforming assets	4,197	3,578	4,179
Troubled debt restructurings	426	178	436
Total nonperforming loans to total loans	1.01%	1.43%	1.06%
Total nonperforming loans to total assets	0.72%	1.01%	0.76%
Total nonperforming assets to total assets	1.15%	1.05%	1.14%

SELECTED FINANCIAL RATIOS (quarterly and year-to-date rates annualized)
Return on average assets	1.04%	0.43%	0.55%
Return on average common shareholders' equity	5.58%	2.17%	2.82%
Average common shareholders' equity to average assets	18.60%	19.72%	19.41%
Net interest margin	4.32%	4.18%	4.15%